Exhibit 99.1

American Public Education Reports Fourth Quarter and Full Year 2015 Results

CHARLES TOWN, W.Va., Feb. 29, 2016 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter and year ended December 31, 2015.

Recent Results:

  Fourth quarter 2015 consolidated revenue decreased 5.9% to $85.9 million, compared to $91.3 million in the same period of 2014.
  Consolidated income from operations before interest income and income taxes in the fourth quarter of 2015 decreased to $15.7 million, compared to $18.6 million in the same period of 2014.
  GAAP net income for the fourth quarter of 2015 was $9.8 million, or $0.60 per diluted share, compared to $11.8 million, or $0.68 per diluted share, in the same period of 2014.
  Non-GAAP net income for the fourth quarter of 2015 was $12.1 million, or $0.75 per diluted share.  Non-GAAP net income for the fourth quarter of 2015 excludes expenses of approximately $2.3 million, net of tax, or $0.15 per diluted share related to the previously announced workforce realignment and write-down of information technology and other assets.  See "GAAP to Non-GAAP Reconciliation" in the financial tables for additional details.
  At American Public University System, net course registrations in the fourth quarter of 2015 decreased approximately 9% year-over-year compared to the fourth quarter of 2014 and net course registrations by new students in the fourth quarter of 2015 decreased approximately 24% year-over-year.
    The decline in total net course registrations by new students was mainly the result of a 36% decline over the prior year period in net course registrations by new students who use Federal Student Aid as their primary funding source.
    Net course registrations by new students who use Federal Student Aid as their primary funding source who passed their first course increased by 4.4% in December 2015, compared to December 2014.
  As of December 31, 2015, active student enrollment at American Public University System decreased 14% to 96,000 students, compared to 111,000 students at December 31, 2014.
  Student enrollment at Hondros College of Nursing increased 3% to approximately 1,520 students as of December 31, 2015, compared to 1,470 students as of December 31, 2014.

Financial Results:

Total consolidated revenue for the fourth quarter of 2015 decreased 5.9% to $85.9 million, compared to total revenue of $91.3 million in the fourth quarter of 2014. Consolidated income from operations before interest income and income taxes in the fourth quarter of 2015 was $15.7 million, compared to $18.6 million in the fourth quarter of 2014. GAAP net income for the fourth quarter of 2015 was $9.8 million, or $0.60 per diluted share, compared to net income of $11.8 million, or $0.68 per diluted share for the fourth quarter of 2014. The weighted average diluted shares outstanding for the fourth quarter of 2015 and 2014 were approximately 16.2 million and 17.4 million, respectively.

Non-GAAP net income for the fourth quarter of 2015 was $12.1 million, or $0.75 per diluted share. Non-GAAP net income for the fourth quarter of 2015 excludes expenses of approximately $2.3 million, net of tax, or $0.15 per diluted share related to the previously announced workforce realignment and write-down of information technology and other assets. See "GAAP to Non-GAAP Reconciliation" in the financial tables for additional details.

For the twelve months ended December 31, 2015, total consolidated revenue decreased 6.3% to $327.9 million, compared to total revenue of $350.0 million in the prior year. Income from operations before interest income and income taxes for the twelve months ended December 31, 2015 was $52.3 million, compared to $65.8 million in the prior year. GAAP net income for the twelve months ended December 31, 2015 was $32.4 million, or $1.93 per diluted share, compared to net income of $40.9 million, or $2.33 per diluted share in the prior year. The weighted average diluted shares outstanding for the twelve months ended 2015 and 2014 were approximately 16.8 million and 17.5 million, respectively.

Non-GAAP net income for the twelve months ended December 31, 2015 was $34.7 million, or $2.07 per diluted share. Non-GAAP net income for the twelve months ended December 31, 2015 excludes expenses of approximately $2.3 million, net of tax, or $0.14 per diluted share related to the previously announced workforce realignment and write-down of information technology and other assets. See "GAAP to Non-GAAP Reconciliation" in the financial tables for additional details.

Total cash and cash equivalents as of December 31, 2015 were approximately $105.7 million with no long-term debt. Approximately $33.5 million of cash was used to repurchase 1,322,846 shares of the Company's common stock through authorized stock repurchase programs during the twelve-month period ending December 31, 2015.

Capital expenditures were approximately $26.0 million for the twelve months ended December 31, 2015, compared to $24.6 million in the prior year period. Depreciation and amortization was $20.5 million for the twelve months ended December 31, 2015, compared to $16.1 million for the same period of 2014. Depreciation and amortization for the twelve months ended December 31, 2015 includes approximately $1.4 million of accelerated depreciation of information technology assets.

Enrollments and Registrations:

American Public University System[1]
For the three months ended December 31,	2015	2014	% Change
Net Course Registrations by New Students	14,500	19,000	-24%
Net Course Registrations	92,300	101,800	-9%

For the twelve months ended December 31,	2015	2014	% Change
Net Course Registrations by New Students	58,700	73,100	-20%
Net Course Registrations	375,100	403,900	-7%

As of December 31,
Active Student Enrollment[2]	96,000	111,000	-14%

Hondros College of Nursing[3]
As of December 31,	2015	2014	% Change
New Student Enrollment	530	590	-10%
Total Student Enrollment	1,520	1,470	3%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.
2APUS Active StudentEnrollment represents the number of unique students who are currently enrolled in a course past the first week of class or who have completed at least one course for which a grade was received within the last 12 months.
3HCONStudent Enrollment represents the approximate number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

Non-GAAP Financial Measures:

This press release contains non-GAAP financial measures which exclude certain charges for workforce realignment and the write-down of information technology and other assets. American Public Education believes that non-GAAP measures of financial results are useful because they will allow investors to better compare results to prior year periods.

These non-GAAP measures should not be considered in isolation or as an alternative to such measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of these non-GAAP financial measures is that they exclude expenses that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded from the non-GAAP financial measures.

American Public Education is presenting non-GAAP financial measures in connection with its GAAP results and urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release (under the caption "GAAP to Non-GAAP Reconciliation") and not to rely on any single financial measure to evaluate its business.

First Quarter 2016 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

For the quarter ending March 31, 2016, American Public Education anticipates consolidated revenues to decrease between approximately 4% and 2% year-over-year, compared to the prior year period of 2015. The Company expects consolidated net income to be between $0.47 and $0.52 per diluted share for the quarter ending March 31, 2016.

American Public Education also expects the following results from its subsidiaries for the quarter ending March 31, 2016:

  At American Public University System, net course registrations by new students are expected to decrease between 20% and 15% year-over-year and total net course registrations are expected to decrease between 8% and 4% year-over-year.
  At Hondros College of Nursing, new student enrollment decreased by approximately 20% year-over-year and total student enrollment decreased by approximately 6% year-over-year.

Webcast:

A live webcast of the Company's earnings conference call for the quarter ended December 31, 2015 will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve nearly 100,000 adult learners worldwide and offer approximately 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2015	2014
	(Audited)

Revenue	$85,912	$91,297
Costs and expenses:
Instructional costs and services	29,725	31,594
Selling and promotional	15,164	17,232
General and administrative	18,959	19,626
Depreciation and amortization	6,342	4,220

Total costs and expenses	70,190	72,672

Income from operations before
interest income and income taxes	15,722	18,625
Interest income	37	84

Income before income taxes	15,759	18,709
Income tax expense	6,078	6,773
Equity investment income (loss), net of taxes	110	(139)

Net income	$9,791	$11,797

Net Income per common share:
Basic	0.61	0.69
Diluted	0.60	0.68

Weighted average number of
common shares:
Basic	16,182	17,209
Diluted	16,248	17,350

	Three Months Ended
Segment Information:	December 31,
	2015	2014
Revenue:
American Public Education, Inc.	$78,176	$83,045
Hondros College of Nursing	$7,736	$8,252
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$14,787	$17,456
Hondros College of Nursing	$935	$1,169

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Twelve Months Ended
	Decmeber 31,
	2015	2014
	(Audited)

Revenue	$327,910	$350,020
Costs and expenses:
Instructional costs and services	118,848	123,765
Selling and promotional	62,397	69,229
General and administrative	73,864	75,073
Depreciation and amortization	20,520	16,121

Total costs and expenses	275,629	284,188

Income from operations before
interest income and income taxes	52,281	65,832
Interest income	115	361

Income before income taxes	52,396	66,193
Income tax expense	20,072	25,150
Equity investment income (loss), net of taxes	90	(166)

Net income	$32,414	$40,877

Net Income per common share:
Basic	1.94	2.36
Diluted	1.93	2.33

Weighted average number of
common shares:
Basic	16,676	17,357
Diluted	16,797	17,543

	Twelve Months Ended
Segment Information:	December 31,
	2015	2014
Revenue:
American Public Education, Inc.	$297,439	$319,879
Hondros College of Nursing	$30,471	$30,141
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$48,967	$62,499
Hondros College of Nursing	$3,314	$3,333

GAAP to Non-GAAP Reconciliation:
(in thousands, except per share data)	Three Months Ended	Twelve Months Ended
Unaudited	December 31, 2015	December 31, 2015

Revenue	$ 85,912	$ 327,910

Total Costs and Expenses	$ 70,190	$ 275,629
Less:
Workforce Realignment Costs	$ 1,598	$ 1,598
Write-down of Information Technology and
other Assets	$ 2,105	$ 2,105
Adjusted Total Costs and Expenses:	$ 66,487	$ 271,926

Adjusted income from operations before
interest income and income taxes	$ 19,425	$ 55,984
Interest income	$ 37	$ 115

Adjusted income before income taxes	$ 19,462	$ 56,099
Income tax expense	$ 6,078	$ 20,072
Tax Effect of Non-GAAP Adjustment	$ (1,372)	$ (1,372)
Equity investment income (loss), net of taxes	$ 110	$ 90

Non-GAAP net income	$ 12,122	$ 34,745

Non-GAAP net Income per common share:
Basic	$ 0.75	$ 2.08
Diluted	$ 0.75	$ 2.07

Weighted average number of
common shares:
Basic	16,182	16,676
Diluted	16,248	16,797

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, Vice President, Investor Relations, 703.334.3880